Exhibit 99.1

FOR IMMEDIATE RELEASE
January 23, 2014

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Clint E. Stein, Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Fourth Quarter and
Full Year 2013 Earnings and Declares Increased Dividend

Highlights

•	Fourth quarter 2013: Net income of $20.0 million and diluted earnings per share of $0.38, compared to net income of $13.5 million and diluted earnings per share of $0.34 for the prior year period

•	Full year 2013: Net income of $60.0 million and diluted earnings per share of $1.21 compared to net income of $46.1 million and diluted earnings per share of $1.16 for the prior year period

•	Excellent loan production of over $240 million during the quarter

•	Nonperforming assets to period end noncovered assets reduced to 0.84%

•	Solid core deposits at 96% of total deposits

TACOMA, Washington, January 23, 2014 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of Columbia's fourth quarter 2013 earnings, “Our results for the quarter reflect the positive impact we expected the West Coast merger to have on our financial performance. After only three quarters we have exceeded our earnings accretion estimate for the first full year. Loan originations have been strong throughout our entire footprint and continued to build in each successive quarter of 2013, achieving record production during the fourth quarter. I'm also pleased that our bankers continue to build relationships that result in continued core deposit growth.”

Significant Influences on the Quarter Ended December 31, 2013

Net Interest Margin ("NIM")
Columbia's net interest margin decreased to 5.03% for the fourth quarter of 2013, down from 5.37% for the third quarter of 2013. The decrease in the net interest margin for the current quarter compared to the third quarter of 2013 was due to a decrease of $4.0 million in accretion related to acquired loan portfolios, and to a lesser degree, current period loan originations occurring at rates below the existing portfolio yield.

Columbia's operating net interest margin(1) , decreased to 4.31% for the fourth quarter of 2013, compared to 4.41% for the third quarter of 2013. From the same period last year, the operating net interest margin increased 17 basis points, up from 4.14% primarily due to smaller balances being held in lower yielding overnight funds during the current period.

The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(dollars in thousands)
Incremental accretion income due to:
FDIC acquired impaired loans	$6,540	$10,850	$29,815	$55,305
Other FDIC acquired loans	237	1,021	2,211	5,872
Other acquired loans	6,540	—	26,200	—
Incremental accretion income	$13,317	$11,871	$58,226	$61,177

Reported net interest margin	5.03%	5.15%	5.16%	5.77%
Operating net interest margin (1)	4.31%	4.14%	4.32%	4.36%
__________
(1) Operating net interest margin is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last page of this earnings release for the reconciliation of operating net interest margin to net interest margin.

Balance Sheet
Ms. Dressel commented, "Although the integration of West Coast was a major priority during 2013, I was pleased that both our longstanding bankers and those newest members of the team who joined us during the merger, remained externally focused which really enabled us to fire on all cylinders from a production point of view." Ms. Dressel continued, "A significant portion of our loan production during the quarter was offset by pay downs and prepayments."

At December 31, 2013, Columbia's total assets were $7.16 billion, an increase of $11.3 million from September 30, 2013 and an increase of $2.26 billion from December 31, 2012, primarily due to the acquisition of West Coast. Noncovered loans were $4.22 billion at December 31, 2013, up $25.7 million from September 30, 2013 and up 67%, or $1.69 billion, from $2.53 billion at prior year end due in large part to the acquisition of West Coast which added $1.41 billion in loans. Securities were $1.70 billion at December 31, 2013, an increase of $94.2 million, or 6% from $1.60 billion at September 30, 2013. The increase in the securities portfolio was a result of strong core deposit growth experienced late in the third quarter and early in the current period.

Total deposits at December 31, 2013 were $5.96 billion, relatively unchanged from $5.95 billion at September 30, 2013. Core deposits comprised 96% of total deposits, and were $5.70 billion at December 31, 2013.

Asset Quality

At December 31, 2013, nonperforming assets to noncovered assets were 0.84% or $57.9 million, down from 0.87%, or $59.6 million, at September 30, 2013. Nonaccrual loans decreased $1.9 million during the fourth quarter. The decrease in nonaccrual loans for the quarter was driven by payments of $5.6 million, charge-offs of $2.9 million, the return of $3.4 million of nonaccrual loans to accrual status, and $83 thousand of loans transferred to other real estate owned ("OREO"), partially offset by $10.1 million of new nonaccrual loans. Noncovered OREO and other personal property owned ("OPPO") increased by $277 thousand during the fourth quarter, as a result of loan foreclosures of $83 thousand and paying off $3.6 million of third-party liens on existing OREO, partially offset by $3.3 million in sales and $117 thousand in write-downs.

The following table sets forth, at the dates indicated, information regarding noncovered nonaccrual loans and total noncovered nonperforming assets:

	December 31, 2013	September 30, 2013	December 31, 2012
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$12,609	$11,995	$9,299
Real estate:
One-to-four family residential	2,667	2,220	2,349
Commercial and multifamily residential	11,043	14,025	19,204
Total real estate	13,710	16,245	21,553
Real estate construction:
One-to-four family residential	3,705	3,685	4,900
Total real estate construction	3,705	3,685	4,900
Consumer	3,991	4,036	1,643
Total nonaccrual loans	34,015	35,961	37,395
Noncovered other real estate owned and other personal property owned	23,918	23,641	11,108
Total nonperforming noncovered assets	$57,933	$59,602	$48,503
The increase in nonperforming noncovered assets from December 31, 2012 to December 31, 2013 was largely attributable to the nonperforming assets acquired from West Coast, which consisted of $9.4 million of nonaccrual loans and $6.9 million of OREO at December 31, 2013.

The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL") at the dates and the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in thousands)
Beginning balance	$55,844	$51,527	$52,244	$53,041
Charge-offs:
Commercial business	(1,912)	(1,903)	(4,942)	(10,173)
One-to-four family residential real estate	(37)	(50)	(228)	(549)
Commercial and multifamily residential real estate	(489)	(365)	(2,543)	(5,474)
One-to-four family residential real estate construction	—	(181)	(133)	(1,606)
Commercial and multifamily residential real estate construction	—	—	—	(93)
Consumer	(980)	(658)	(2,242)	(2,534)
Total charge-offs	(3,418)	(3,157)	(10,088)	(20,429)
Recoveries:
Commercial business	1,124	234	2,444	1,548
One-to-four family residential real estate	90	83	270	285
Commercial and multifamily residential real estate	524	261	1,033	1,599
One-to-four family residential real estate construction	16	582	2,665	1,488
Commercial and multifamily residential real estate construction	—	2	—	66
Consumer	200	362	552	1,171
Total recoveries	1,954	1,524	6,964	6,157
Net charge-offs	(1,464)	(1,633)	(3,124)	(14,272)
Provision for loan and lease losses	(2,100)	2,350	3,160	13,475
Ending balance	$52,280	$52,244	$52,280	$52,244

Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 154% for the quarter, slightly down from 155% for the third quarter 2013 and up from 140% for the same period last year. The allowance for noncovered loan losses to period end loans was 1.24% at December 31, 2013 compared to 1.33% at September 30, 2013 and 2.07% at December 31, 2012. The decrease in the allowance percentage compared to December 31, 2012 resulted from including acquired loans in the ratio, for which only a small allowance was estimated at quarter-end given management's judgment that the remaining discount on the loans still significantly addresses the estimated credit losses in acquired loans. Excluding acquired loans, the allowance at December 31, 2013 represented 1.58% of noncovered loans, compared to 1.73% of noncovered loans at September 30, 2013. The decline reflects strong organic loan growth as well as continued improvement in the Company's core asset quality.

For the fourth quarter of 2013, Columbia had a provision recapture of $2.1 million for noncovered loans. For the comparable quarter last year the company had a provision of $2.4 million.

Andy McDonald, Columbia’s Chief Credit Officer, commented, “We continue to see a declining trend in net loan charge-offs along with positive migration in the loan portfolio as loans move from substandard to pass or exit the bank. This trend coupled with declining loss rates within our ALLL model resulted in a release of provision during the current quarter."

Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia's FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in thousands)
Incremental accretion income on FDIC acquired impaired loans	$6,540	$10,850	$29,815	$55,305
Incremental accretion income on other FDIC acquired loans	237	1,021	2,211	5,872
Recapture (provision) for losses on covered loans	1,582	(2,511)	3,261	(25,892)
Change in FDIC loss-sharing asset	(9,571)	(9,680)	(45,017)	(24,467)
Claw back liability benefit (expense)	(36)	154	(278)	54
Pre-tax earnings impact	$(1,248)	$(166)	$(10,008)	$10,872

The incremental accretion income in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At December 31, 2013, the accretable yield on acquired impaired loans was $103.9 million and the net discount on other FDIC acquired loans was $144 thousand. The accretable yield and net discount represent income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.

The $1.6 million net provision recapture for losses on covered loans in the current period is substantially offset by an 80%, or $1.3 million, charge to the change in the FDIC loss-sharing asset, resulting in a positive net pre-tax earnings impact of $317 thousand. The provision recapture for losses on covered loans was primarily due to increased expected future cash flows as remeasured during the current quarter when compared to the prior quarter's remeasurement.

The $9.6 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $7.3 million of amortization expense, approximately $1.0 million of expense related to covered other real estate owned, and the $1.3 million adjustment described above. Included in amortization expense was $2.4 million in additional FDIC loss-sharing asset amortization expense during the quarter due to the implementation of new accounting guidance related to indemnification asset accounting, which generally accelerates the amortization of the indemnification asset. The new accounting guidance was adopted by Columbia at the beginning of 2013.

Fourth Quarter 2013 Results

Net Interest Income
Net interest income for the fourth quarter of 2013 was $77.2 million, an increase of $22.3 million from $54.9 million for the same quarter in 2012, primarily due to the interest and accretion income recorded during the fourth quarter of 2013 related to the West Coast acquisition, which closed on April 1, 2013.

Compared to the third quarter of 2013, net interest income decreased $3.2 million from $80.4 million primarily due to lower discount accretion recognized on the acquired loan portfolios. In the third quarter, Columbia recorded $10.0 million in discount accretion on the West Coast loan portfolio compared to only $6.5 million during the current quarter.

Noninterest Income
Total noninterest income was $10.6 million for the fourth quarter of 2013, compared to a $6.6 million for the fourth quarter of 2012. The increase from the prior year period was primarily due to a $6.1 million increase in service charges and other fees resulting from the increased customer base from the West Coast acquisition. This increase was partially offset by the $3.7 million gain on investment securities recorded during the fourth quarter of 2012, for which there was no gain recorded in the current quarter.

Compared to the prior quarter, noninterest income before change in loss-sharing asset increased $736 thousand to $20.2 million. Merchant services fees were up $808 thousand over the prior quarter. However, approximately $1.0 million of noninterest income was related to the integration of a West Coast operating platform and is not expected to continue.

The change in the FDIC loss-sharing asset is a significant component of noninterest income. The following table reflects the income statement components of the change in the FDIC loss-sharing asset for the three and twelve month periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Adjustments reflected in income
Amortization, net	(7,259)	(9,522)	(36,729)	(42,940)
Loan impairment (recapture)	(1,265)	2,009	(2,609)	20,714
Sale of other real estate	(1,101)	(2,908)	(6,177)	(7,789)
Write-downs of other real estate	(10)	687	364	5,190
Other	64	54	132	358
Change in FDIC loss-sharing asset	$(9,571)	$(9,680)	$(45,019)	$(24,467)

Noninterest Expense
Total noninterest expense for the fourth quarter of 2013 was $63.6 million, an increase of $25.8 million, or 68% from $37.8 million for the same quarter in 2012. The increase from the prior year period was primarily due to additional ongoing noninterest expense resulting from the West Coast acquisition as well as the acquisition-related expenses of $7.9 million for the current quarter compared to only $649 thousand for the prior year period.

Compared to the third quarter of 2013, noninterest expense decreased $1.1 million. Excluding acquisition related expenses of $7.9 million for the current quarter and $7.6 million for the third quarter, total noninterest expense declined $1.4 million primarily due to the benefit from the operation of OREO which was $518 thousand greater in the current quarter.

Clint Stein, Columbia's Chief Financial Officer, commented, “Our improving efficiency ratio is indicative of the steady progress we continue to make in enhancing our operating leverage." Mr. Stein continued, "Through many of our performance metrics we are now able to clearly see the benefit of the additional scale provided by the West Coast merger.”

Dividend
The Board of Directors announced that a quarterly cash dividend of $0.12 per common share, and per common share equivalent for holders of preferred stock, will be paid on February 19, 2014 to shareholders of record on February 5, 2014. The $0.12 cash dividend represents a 9% increase over the dividend paid for the prior quarter, and 20% for the same period a year ago.

Organizational update
Ms. Dressel commented, “We continually evaluate our delivery channels as an important component of ongoing efforts to improve efficiencies without compromising customer service. With the consolidation of overlapping locations as a result of the West Coast merger, we ended the year with 142 branches consisting of 80 locations in Washington and 62 in Oregon.”

Conference Call
Columbia's management will discuss the fourth quarter 2013 results on a conference call scheduled for Thursday, January 23, 2014 at 1:00 p.m. PST (4:00 pm EST). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #35813170.

A conference call replay will be available from approximately 5:00 p.m. PST on January 23, 2014 through midnight PST on January 30, 2014. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #35813170.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the seventh consecutive year, the bank was named in 2013 as one of Puget Sound Business Journal's "Washington's Best Workplaces."

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Twelve Months Ended
Unaudited	December 31,				December 31,
	2013		2012		2013	2012
Earnings	(dollars in thousands except per share amounts)
Net interest income	$77,209		$54,898		$291,095	$238,927
Provision (recapture) for loan and lease losses	$(2,100)		$2,350		$3,160	$13,475
Provision (recapture) for losses on covered loans, net (1)	$(1,582)		$2,511		$(3,261)	$25,892
Noninterest income	$10,612		$6,567		$26,700	$27,058
Noninterest expense	$63,619		$37,800		$230,886	$162,913
Acquisition-related expense (included in noninterest expense)	$7,910		$649		$25,488	$1,780
Net income	$19,973		$13,462		$60,016	$46,143
Per Common Share
Earnings (basic)	$0.39		$0.34		$1.24	$1.16
Earnings (diluted)	$0.38		$0.34		$1.21	$1.16
Book value	$20.50		$19.25		$20.50	$19.25
Averages
Total assets	$7,192,084		$4,925,736		$6,558,517	$4,826,283
Interest-earning assets	$6,269,894		$4,388,487		$5,754,543	$4,246,724
Loans, including covered loans	$4,504,587		$2,926,825		$4,140,826	$2,900,520
Securities	$1,662,720		$1,007,059		$1,474,744	$1,011,294
Deposits	$6,003,657		$4,012,764		$5,420,577	$3,875,666
Core deposits	$5,735,099		$3,769,409		$5,146,776	$3,609,467
Interest-bearing deposits	$3,839,060		$2,714,292		$3,596,343	$2,683,630
Interest-bearing liabilities	$3,886,126		$2,796,155		$3,683,145	$2,808,968
Noninterest-bearing deposits	$2,164,597		$1,298,472		$1,824,234	$1,192,036
Shareholders' equity	$1,056,694		$767,781		$979,099	$761,185
Financial Ratios
Return on average assets	1.11%		1.09%		0.92%	0.96%
Return on average common equity	7.57%		6.98%		6.14%	6.06%
Average equity to average assets	14.69%		15.59%		14.93%	15.77%
Net interest margin	5.03%		5.15%		5.16%	5.77%
Efficiency ratio (tax equivalent)(2)	64.83%		68.26%		66.16%	69.17%

	December 31,
Period end	2013		2012
Total assets	$7,161,582		$4,906,335
Covered assets, net	$289,790		$407,648
Loans, excluding covered loans, net	$4,219,451		$2,525,710
Allowance for noncovered loan and lease losses	$52,280		$52,244
Securities	$1,696,640		$1,023,484
Deposits	$5,959,475		$4,042,085
Core deposits	$5,696,357		$3,802,366
Shareholders' equity	$1,053,249		$764,008
Nonperforming, noncovered assets
Nonaccrual loans	$34,015		$37,395
Other real estate owned ("OREO") and other personal property owned ("OPPO")	23,918		11,108
Total nonperforming, noncovered assets	$57,933		$48,503
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.37%		1.91%
Nonperforming loans to period-end noncovered loans	0.81%		1.48%
Nonperforming assets to period-end noncovered assets	0.84%		1.08%
Allowance for loan and lease losses to period-end noncovered loans	1.24%		2.07%
Allowance for loan and lease losses to nonperforming noncovered loans	153.70%		139.71%
Net noncovered loan charge-offs	$3,124	(3)	$14,272	(4)

(1) Provision(recapture) for losses on covered loans was partially offset by $1.3 million in expense and $2.0 million in income recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended December 31, 2013 and 2012, respectively. For the year ended December 31, 2013 and 2012, provision(recapture) for losses on covered loans was partially offset by $2.6 million in expense and $20.7 million in income, respectively.

(2) Noninterest expense, excluding net benefit of operation of other real estate and other personal property, FDIC clawback liability and acquisition-related expenses, divided by the sum of (1)net interest income on a tax equivalent basis, excluding incremental accretion income on the acquired loan portfolio, premium amortization on acquired securities, interest reversals on nonaccrual loans, and prepayment expenses on FHLB advances, and (2)noninterest income on a tax equivalent basis, excluding gain/loss on investment securities and the change in FDIC loss-sharing asset.

(3) For the twelve months ended December 31, 2013.
(4) For the twelve months ended December 31, 2012.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	December 31,		December 31,
	2013		2012
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,561,782	37.0%	$1,155,158	45.7%
Real estate:
One-to-four family residential	108,317	2.6%	43,922	1.7%
Commercial and multifamily residential	2,080,075	49.2%	1,061,201	42.0%
Total real estate	2,188,392	51.8%	1,105,123	43.7%
Real estate construction:
One-to-four family residential	54,155	1.3%	50,602	2.0%
Commercial and multifamily residential	126,390	3.0%	65,101	2.7%
Total real estate construction	180,545	4.3%	115,703	4.7%
Consumer	357,014	8.5%	157,493	6.2%
Subtotal loans	4,287,733	101.6%	2,533,477	100.3%
Less: Net unearned income	(68,282)	(1.6)%	(7,767)	(0.3)%
Total noncovered loans, net of unearned income	4,219,451	100.0%	2,525,710	100.0%
Less: Allowance for loan and lease losses	(52,280)		(52,244)
Noncovered loans, net	4,167,171		2,473,466
Covered loans, net of allowance for loan losses of ($20,174) and ($30,056), respectively	277,671		391,337
Total loans, net	$4,444,842		$2,864,803
Loans held for sale	$735		$2,563

	December 31,		December 31,
	2013		2012
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$2,171,703	36.4%	$1,321,171	32.7%
Interest bearing demand	1,170,006	19.6%	870,821	21.5%
Money market	1,569,261	26.3%	1,043,459	25.8%
Savings	496,444	8.3%	314,371	7.8%
Certificates of deposit less than $100,000	288,943	4.9%	252,544	6.2%
Total core deposits	5,696,357	95.5%	3,802,366	94.0%

Certificates of deposit greater than $100,000	201,498	3.5%	212,924	5.3%
Certificates of deposit insured by CDARS®	19,488	0.3%	26,720	0.7%
Brokered money market accounts	41,765	0.7%	—	—%
Subtotal	5,959,108	100.0%	4,042,010	100.0%
Premium resulting from acquisition date fair value adjustment	367		75
Total deposits	$5,959,475		$4,042,085

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	December 31,		December 31,
	2013		2012
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$12,093	$26	$16,311	$45
Noncovered	23,834	84	10,676	432
Total	$35,927	$110	$26,987	$477

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
OREO and OPPO Earnings Impact	(in thousands)
Net cost of operation of noncovered OREO	$59	$664	$1,249	$4,766
Net benefit of operation of covered OREO	(1,354)	(2,097)	(8,650)	(6,735)
Net benefit of operation of OREO	$(1,295)	$(1,433)	$(7,401)	$(1,969)

Noncovered OPPO cost (benefit), net	$(4)	$(271)	$(129)	$1,971
Covered OPPO benefit, net	(9)	(197)	(9)	(213)
OPPO cost (benefit), net (1)	$(13)	$(468)	$(138)	$1,758

(1) OPPO cost (benefit), net is included in Other noninterest expense in the Consolidated Statements of Income.

The following table shows a summary of FDIC acquired loan accounting for the five most recent quarters:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(in thousands)
Expense to pre-tax earnings	$(1,248)	$(3,362)	$(3,149)	$(2,249)	$(166)

Balance sheet components:
Covered loans, net of allowance	$277,671	$302,160	$338,661	$363,213	$391,337
Covered OREO	12,093	12,730	12,854	13,811	16,311
FDIC loss-sharing asset	39,846	53,559	67,374	83,115	96,354

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(dollars in thousands except per share)
Earnings
Net interest income	$77,209	$80,415	$79,989	$53,482	$54,898
Provision (recapture) for loan and lease losses	$(2,100)	$4,260	$2,000	$(1,000)	$2,350
Provision (recapture) for losses on covered loans	$(1,582)	$(947)	$(1,712)	$980	$2,511
Noninterest income	$10,612	$7,622	$6,808	$1,658	$6,567
Noninterest expense	$63,619	$64,714	$64,504	$38,049	$37,800
Acquisition-related expense (included in noninterest expense)	$7,910	$7,621	$9,234	$723	$649
Net income	$19,973	$13,276	$14,591	$12,176	$13,462
Per Common Share
Earnings (basic)	$0.39	$0.26	$0.28	$0.31	$0.34
Earnings (diluted)	$0.38	$0.25	$0.28	$0.31	$0.34
Book value	$20.50	$20.35	$20.07	$19.32	$19.25
Averages
Total assets	$7,192,084	$7,048,864	$7,110,957	$4,851,044	$4,925,736
Interest-earning assets	$6,269,894	$6,101,960	$6,284,281	$4,336,978	$4,388,487
Loans, including covered loans	$4,504,587	$4,504,040	$4,571,181	$2,962,559	$2,926,825
Securities	$1,662,720	$1,512,292	$1,665,180	$1,051,657	$1,007,059
Deposits	$6,003,657	$5,837,018	$5,824,802	$3,990,127	$4,012,764
Core deposits	$5,735,099	$5,558,246	$5,526,238	$3,741,086	$3,769,409
Interest-bearing deposits	$3,839,060	$3,805,260	$3,986,581	$2,740,100	$2,714,292
Interest-bearing liabilities	$3,886,126	$3,898,997	$4,161,095	$2,771,743	$2,796,155
Noninterest-bearing deposits	$2,164,597	$2,031,758	$1,838,221	$1,250,027	$1,298,472
Shareholders' equity	$1,056,694	$1,036,134	$1,051,380	$768,390	$767,781
Financial Ratios
Return on average assets	1.11%	0.75%	0.82%	1.02%	1.09%
Return on average common equity	7.57%	5.13%	5.56%	6.43%	6.98%
Average equity to average assets	14.69%	14.70%	14.79%	15.84%	15.59%
Net interest margin	5.03%	5.37%	5.19%	5.06%	5.15%
Efficiency ratio (tax equivalent)	64.83%	66.59%	65.54%	68.68%	68.26%
Period end
Total assets	$7,161,582	$7,150,297	$7,070,465	$4,905,011	$4,906,335
Covered assets, net	$289,790	$314,898	$351,545	$377,024	$407,648
Loans, excluding covered loans, net	$4,219,451	$4,193,732	$4,181,018	$2,621,212	$2,525,710
Allowance for noncovered loan and lease losses	$52,280	$55,844	$51,698	$51,119	$52,244
Securities	$1,696,640	$1,602,484	$1,541,039	$1,033,783	$1,023,484
Deposits	$5,959,475	$5,948,967	$5,747,861	$4,046,539	$4,042,085
Core deposits	$5,696,357	$5,662,958	$5,467,899	$3,796,574	$3,802,366
Shareholders' equity	$1,053,249	$1,045,797	$1,030,674	$769,660	$764,008
Nonperforming, noncovered assets
Nonaccrual loans	$34,015	$35,961	$43,610	$32,886	$37,395
OREO and OPPO	23,918	23,641	24,423	12,000	11,108
Total nonperforming, noncovered assets	$57,933	$59,602	$68,033	$44,886	$48,503
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.37%	1.41%	1.62%	1.70%	1.91%
Nonperforming loans to period-end noncovered loans	0.81%	0.86%	1.04%	1.25%	1.48%
Nonperforming assets to period-end noncovered assets	0.84%	0.87%	1.01%	0.99%	1.08%
Allowance for loan and lease losses to period-end noncovered loans	1.24%	1.33%	1.24%	1.95%	2.07%
Allowance for loan and lease losses to nonperforming noncovered loans	153.70%	155.29%	118.55%	155.44%	139.71%
Net noncovered loan charge-offs	$1,464	$114	$1,421	$125	$1,633

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Twelve Months Ended
Unaudited	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands except per share)
Interest Income
Loans	$69,294	$50,558	$266,284	$219,433
Taxable securities	6,400	3,862	20,459	18,276
Tax-exempt securities	2,548	2,499	9,837	9,941
Federal funds sold and deposits in banks	65	290	355	854
Total interest income	78,307	57,209	296,935	248,504
Interest Expense
Deposits	890	1,208	3,962	5,887
Federal Home Loan Bank advances	89	379	(404)	2,608
Prepayment charge on Federal Home Loan Bank advances	—	603	1,548	603
Other borrowings	119	121	734	479
Total interest expense	1,098	2,311	5,840	9,577
Net Interest Income	77,209	54,898	291,095	238,927
Provision (recapture) for loan and lease losses	(2,100)	2,350	3,160	13,475
Provision (recapture) for losses on covered loans, net	(1,582)	2,511	(3,261)	25,892
Net interest income after provision (recapture) for loan and lease losses	80,891	50,037	291,196	199,560
Noninterest Income
Service charges and other fees	13,840	7,776	48,351	29,998
Merchant services fees	2,878	1,987	8,812	8,154
Investment securities gains, net	—	3,671	462	3,733
Bank owned life insurance	960	684	3,570	2,861
Change in FDIC loss-sharing asset	(9,571)	(9,680)	(45,017)	(24,467)
Other	2,505	2,129	10,522	6,779
Total noninterest income	10,612	6,567	26,700	27,058
Noninterest Expense
Compensation and employee benefits	34,835	20,950	125,432	85,434
Occupancy	11,494	4,721	33,054	20,031
Merchant processing	891	888	3,551	3,612
Advertising and promotion	895	308	4,090	3,650
Data processing and communications	3,573	2,451	14,076	9,714
Legal and professional fees	2,363	2,694	12,338	8,915
Taxes, licenses and fees	996	1,142	5,033	4,736
Regulatory premiums	1,300	824	4,706	3,384
Net benefit of operation of other real estate	(1,295)	(1,433)	(7,401)	(1,969)
Amortization of intangibles	1,657	1,083	6,045	4,445
FDIC clawback liability expense (recovery)	36	(154)	278	(54)
Other	6,874	4,326	29,684	21,015
Total noninterest expense	63,619	37,800	230,886	162,913
Income before income taxes	27,884	18,804	87,010	63,705
Provision for income taxes	7,911	5,342	26,994	17,562
Net Income	$19,973	$13,462	$60,016	$46,143
Earnings per common share
Basic	$0.39	$0.34	$1.24	$1.16
Diluted	$0.38	$0.34	$1.21	$1.16
Dividends paid per common share	$0.11	$0.09	$0.41	$0.98
Weighted average number of common shares outstanding	50,847	39,295	47,993	39,260
Weighted average number of diluted common shares outstanding	52,358	39,297	49,051	39,263

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			December 31,	December 31,
			2013	2012
			(in thousands)
ASSETS
Cash and due from banks			$165,030	$124,573
Interest-earning deposits with banks			14,531	389,353
Total cash and cash equivalents			179,561	513,926
Securities available for sale at fair value (amortized cost of $1,680,491 and $969,359, respectively)			1,664,111	1,001,665
Federal Home Loan Bank stock at cost			32,529	21,819
Loans held for sale			735	2,563
Loans, excluding covered loans, net of unearned income of ($68,282) and ($7,767), respectively			4,219,451	2,525,710
Less: allowance for loan and lease losses			52,280	52,244
Loans, excluding covered loans, net			4,167,171	2,473,466
Covered loans, net of allowance for loan losses of ($20,174) and ($30,056), respectively			277,671	391,337
Total loans, net			4,444,842	2,864,803
FDIC loss-sharing asset			39,846	96,354
Interest receivable			22,206	14,268
Premises and equipment, net			154,732	118,708
Other real estate owned ($12,093 and $16,311 covered by FDIC loss-share, respectively)			35,927	26,987
Goodwill			343,429	115,554
Other intangible assets, net			25,852	15,721
Other assets			217,812	113,967
Total assets			$7,161,582	$4,906,335
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$2,171,703	$1,321,171
Interest-bearing			3,787,772	2,720,914
Total deposits			5,959,475	4,042,085
Federal Home Loan Bank advances			36,606	6,644
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			87,252	68,598
Total liabilities			6,108,333	4,142,327
Commitments and contingent liabilities
	December 31,	December 31,
	2013	2012
Preferred stock (no par value)
Authorized shares	2,000	—
Issued and outstanding	9	—	2,217	—
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	51,265	39,686	860,562	581,471
Retained earnings			202,514	162,388
Accumulated other comprehensive income (loss)			(12,044)	20,149
Total shareholders' equity			1,053,249	764,008
Total liabilities and shareholders' equity			$7,161,582	$4,906,335

Non-GAAP Financial Measures

The Company considers operating net interest margin to be an important measurement as it more closely reflects the ongoing operating performance of the Company. Despite the importance of the operating net interest margin to the Company, there is no standardized definition for it and, as a result, the Company's calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following table reconciles the Company's calculation of the operating net interest margin to the net interest margin:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net interest margin	5.03%	5.15%	5.16%	5.77%
Adjustments to net interest margin to arrive at operating net interest margin:
Incremental accretion income on FDIC acquired impaired loans	(0.42)%	(0.99)%	(0.52)%	(1.30)%
Incremental accretion income on other FDIC acquired loans	(0.01)%	(0.09)%	(0.04)%	(0.14)%
Incremental accretion income on other acquired loans	(0.42)%	—%	(0.46)%	—%
Premium amortization on acquired securities	0.12%	—%	0.13%	—%
Interest reversals on nonaccrual loans	0.01%	0.02%	0.02%	0.02%
Prepayment charges on FHLB advances	—%	0.05%	0.03%	0.01%
Operating net interest margin	4.31%	4.14%	4.32%	4.36%